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                                  EXHIBIT 11.1


                           AAMES FINANCIAL CORPORATION
                               Earnings Per Share
                For the years ended June 30, 1994, 1995 and 1996


                                                            1994                1995                 1996
                                                       ---------------     ---------------      --------------
Weighted average shares outstanding.................         8,707,500           8,935,500          13,502,000
Common equivalent shares:
  Options and warrants..............................            43,500              85,500             594,000
  Convertible subordinated notes....................                --                  --           1,369,000
                                                       ---------------     ---------------      --------------
                                                             8,751,000           9,021,000          15,465,000
                                                       ===============     ===============      ==============

Net income..........................................   $     5,299,000     $    10,034,000      $   31,048,000
Adjustment to add back interest on
  Convertible subordinated notes....................                --                  --           1,223,000
                                                       ---------------     ---------------      --------------
Adjusted net income.................................         5,299,000          10,034,000          32,271,000
                                                       ===============     ===============      ==============
Fully diluted earnings per share....................   $          0.61     $          1.11      $         2.09
                                                       ===============     ===============      ==============